EXHIBIT 99.1



FOR  IMMEDIATE  RELEASE
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                   MERCER ANNOUNCES REPLACEMENT OF RIGHTS PLAN

NEW YORK, New York, December 23, 2003 - Mercer International Inc. (the "Company") (Nasdaq: MERCS, TSX:MRI.U) announces that it has adopted a shareholder protection rights plan to replace its current plan which expires on December 31, 2003. The new rights plan is on substantially similar terms as the Company's prior rights plan and will be effective until the close of business on December 31, 2005, unless otherwise terminated.

Under the rights plan, the Company will issue one right for each share of beneficial interest of the Company outstanding as of the close of business on December 31, 2003 and one right for each share of beneficial interest issued after December 31, 2003. Each right entitles a shareholder to purchase a fraction of a Series A Junior Participating Preferred Share of the Company with economic terms similar to that of the Company's shares of beneficial interest at an initial exercise price of $75 subject to certain adjustments as set forth in the plan. The rights will become exercisable only upon the occurrence of certain events. Further details of the plan are outlined in a letter to be delivered to shareholders of the Company as of December 31, 2003.

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Contact:

         Jimmy S.H. Lee/David M. Gandossi
         (41) 43  344-7070
                or
         Financial  Dynamics
         Investors:  Eric Boyriven/Paul Johnson
        (212) 850-5600

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